Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference into this registration statement on Form S-8 of our report dated March 28, 2008 relating to the 2007 consolidated financial statements of Orbotech Ltd. (the “Company”) and the effectiveness of internal control over financial reporting, which appears on pages F-2 and F-3 of the consolidated financial statements of the Company included in the Company’s Annual Report on Form 20-F for the year ended December 31, 2007 (File No. 000-12790).

Tel Aviv, Israel October 17, 2008	Kesselman & Kesselman Certified Public Accountants (Isr.)

Kesselman & Kesselman is a member of PricewaterhouseCoopers International Limited, a company limited by guarantee registered in England and Wales.